Contact:
Roween Nacionales
Southwall Technologies
Phone: (650) 798-1200

For Immediate Release

Southwall Announces Earnings in Q2 2006

Palo Alto, California - July 31, 2006 - Southwall Technologies Inc. (OTC BB: SWTX.OB) released its financial results for the second quarter of fiscal 2006 following the close of market on July 31, 2006.

Selected Second Quarter Financial Highlights

•	Second quarter revenues of $11.3 million decreased 25% from $15.2 million in the second quarter of 2005 and increased 13% from $10.0 million in the first quarter of 2006.
•	Second quarter 2006 gross margin was 36%, an increase of 1% from the second quarter 2005 margin of 35% and a decrease of 2% over first quarter of 2006 gross margin of 37%.
•	Second quarter 2006 net loss was $1.4 million, as compared to second quarter 2005 net income of $1.4 million and a first quarter 2006 net loss of $1.3 million.
•
Second quarter 2006 net loss per fully diluted share was $0.06, as compared to second quarter 2005 net income per fully diluted share of $0.04 and first quarter 2006 net loss per fully diluted share of $0.05.

“We continued to reduce our cost of operations in the second quarter of 2006 by completing the closure of our Palo Alto manufacturing operations in April. Furthermore, in July we completed the relocation of our headquarters to a new location in Palo Alto.” commented Thomas G. Hood, President and CEO. “We expect these initiatives to reduce our fixed costs, while we continue to invest in our research and development activities aimed at reducing product costs and developing new products.”

The Company will hold a teleconference at 2:00 p.m. PT / 5:00 p.m. ET today to discuss the results in more detail.

This call will be open to all investors via a webcast accessible at www.southwall.com and by phone. Both phone and webcast replays will be available for approximately one week after the teleconference, beginning approximately two hours after the call ends.

How to Access the Webcast

Go to the Investor Relations page of the Southwall website at www.southwall.com and click on the CCBN webcast icon. From here, you can listen to the teleconference, assuming that your computer system is configured properly.

How to Access the Call

Using access code # 2730991, domestic U.S. callers can dial (877) 481-7179, while international callers can dial (706) 634-7186. The phone replay will be accessible at (800) 642-1687 or (706) 645-9291, access code # 2730991.

About Southwall Technologies Inc.

Southwall Technologies Inc. designs and produces thin film coatings that selectively absorb, reflect or transmit light. Southwall products are used in a number of automotive, electronic display and architectural glass products to enhance optical and thermal performance characteristics, improve user comfort and reduce energy costs. Southwall is an ISO 9001:2000-certified manufacturer and sells advanced thin film coatings to over 25 countries around the world. Southwall’s customers include Audi, BMW, DaimlerChrysler, DuPont, Mitsui Chemicals, Peugeot~~-~~Citroën, Philips, Pilkington, Renault, Saint-Gobain Sekurit, and Volvo.

This press release may contain forward-looking statements, including, without limitation, statements regarding the Company's expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presented. These risks include the possibility that the Company’s expected future results will be materially worse than estimated, that the Company may not continue to be profitable in future quarters or may not be able to achieve future long-term growth, that there will be a decline in one or more portions of our business in 2006 or thereafter, that the Company will not be successful in improving operations performance or controlling costs, that the Company will suffer a decline in manufacturing or financial effectiveness, that the Company’s new product development will not be successful, and that the Company will not be able to secure additional financing if required, as well as risks associated with its failure to meet potential covenant requirements under future credit facilities. Further risks are detailed in the Company's filings with the Securities and Exchange Commission, including those set forth in the Company's most recent Annual Report on Form 10-K for the year ended December 31, 2005, filed on March 29, 2006, and the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006, will be filed on August 14, 2006.

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SOUTHWALL TECHNOLOGIES INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three months ended		Six months ended
	June 30,	July 3,	June 30,	July 3,
	2006	2005	2006	2005

Net revenues	$11,337	$15,172	$21,371	$30,819
Cost of revenues	7,268	9,788	13,634	21,058

Gross profit	4,069	5,384	7,737	9,761

Operating expenses:
Research and development	2,071	1,017	3,717	1,713
Selling, general and administrative	2,525	2,331	5,087	4,357
Impairment charge (recoveries) for long-lived assets	208	-	208	(170)
Restructuring charges	259	-	711	-

Total operating expenses	5,063	3,348	9,723	5,900

Income (loss) from operations	(994)	2,036	(1,986)	3,861

Interest expense, net	(189)	(297)	(381)	(568)
Other income (expenses), net	29	(159)	179	133

Income (loss) before provision for income taxes	(1,154)	1,580	(2,188)	3,426

Provision for income taxes	233	185	526	332

Net income (loss)	(1,387)	1,395	(2,714)	3,094

Deemed dividend on preferred stock	122	120	244	243

Net income (loss) attributable to common stockholders	$(1,509)	$1,275	$(2,958)	$2,851

Net income (loss) per share:

Basic	$ (0.06)	$0.05	$(0.11)	$0.11
Diluted	$(0.06)	$0.04	$(0.11)	$0.09

Shares used in computing net income (loss) per share:
Basic	26,939	26,782	26,882	26,697
Diluted	26,93	33,094	26,882	33,138

SOUTHWALL TECHNOLOGIES INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$4,211	$6,600
Restricted cash	342	402
Accounts receivable, net	5,961	6,780
Inventories, net	5,067	5,879
Other current assets	866	982
Total current assets	16,447	20,643

Property, plant and equipment, net	17,338	16,857
Restricted cash loans	1,073	995
Other assets	1,162	1,146
Total assets	$36,020	$39,641

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long term debt	$1,214	$1,317
Line of credit	2,996	2,996
Accounts payable	992	1,402
Accrued compensation	670	1,161
Other accrued liabilities	4,195	5,076
Total current liabilities	10,067	11,952

Term debt	8,832	8,790
Government grants advanced	342	396
Other long term liabilities	2,480	2,564
Total liabilities	21,721	23,702

Series A, convertible preferred stock	4,810	4,810

Stockholders’ equity:
Common stock	27	27
Capital in excess of par value	78,057	77,828
Accumulated other comprehensive income:
Translation gain on subsidiary	3,377	2,532
Accumulated deficit	(71,972)	(69,258)
Total stockholders’ equity	9,489	11,129

Total liabilities, preferred stock
and stockholders’ equity	$36,020	$39,641